Exhibit 10.18

NI HOLDINGS, INC

SHORT-TERM INCENTIVE BONUS PLAN

EFFECTIVE JANUARY 1, 2024

INCENTIVE PLAN		COMPONENTS
Plan Objectives	•	Reward performance.
	•	Encourage teamwork.
	•	Focus employees on success factors.
Participants	•	Employees with employment date on or before January 1 and employed on December 31 of the plan year.
	•	Agents at Associate, Partner or Senior Partner level.
	•	Employees on probation status are excluded.
Performance Period	•	Results from January 1 – December 31.
Payout Frequency	•	Annually – on or prior to April 15.
Performance Tracking	•	Quarterly reports published on company employee portal.
Establishment of Goal Percentages	•	Recommended by CEO and approved by NI Holdings, Inc. Board of Directors.
Verification of Goals	•	Reports provided to Compensation Committee.
Payout Calculation	•	Total of three goals:
		1.	Combined Ratio
		2	Direct Written Premium Growth
		3.	Measurable goal set by CEO; can vary by department and staff.
	•	Target, Threshold, and Stretch goals established annually and approved by compensation committee.
	•	Eligible Employees
		o	Employees, hired on or before January 1, are eligible to receive stated amount for each goal achieved multiplied by their earned salary for the calendar year (does not include bonuses or any other compensation).
		o	Employees hired after January 1 and prior to July 1 of the plan year are eligible to receive 50% of bonus achieved multiplied by the earned salary for the calendar year (does not include bonuses or any other compensation).
		o	Employees hired after July 1 are not eligible until the following year.

Other	•	Board retains discretion on payment of Plan.

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